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                                                                    EXHIBIT 11.1

                               THRUSTMASTER, INC.
                        STATEMENTS REGARDING COMPUTATION
                              OF PER SHARE EARNINGS
                   (In thousands, except net income per share)
                                   (Unaudited)
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                                        Three Months Ended    Nine Months Ended
                                             September 30,      September 30,
                                        -------------------  -------------------
                                         1997        1996      1997      1996
                                         ----        ----      ----      ----
Weighted average number of
   common shares outstanding...........  4,276       4,205     4,254     4,163

Common stock equivalents
   arising from stock options..........    667         384       553       419
                                         -----       -----     -----     -----
                                         4,943       4,589     4,807     4,582
                                         -----       -----     -----     -----
                                         -----       -----     -----     -----

Net income.............................  $ 836      $  626    $1,454     $ 838
                                         -----       -----     -----     -----
                                         -----       -----     -----     -----

Net income per share...................  $0.17       $0.14    $ 0.30     $0.18
                                         -----       -----     -----     -----
                                         -----       -----     -----     -----
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